SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 25, 2003

Wells Real Estate Investment Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-25739	58-2328421
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092

(Address of principal executive offices) (Zip Code)

(770) 449-7800

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

RE: Update on the Wells REIT 2008 Date

June 25, 2003

Dear Financial Advisor:

About a week ago, I hosted an Advisor conference call in which about 600 of you participated – if you were one of those who lasted the full 2½ hours, my congratulations on your endurance.

As I said during the call, our goal is to do what’s best for your clients and to make your job as easy as possible. I want you to know that your candid feedback has and will always be essential in making decisions that best serve our investors.

One of the items discussed during the question-and-answer portion of the call was the Wells REIT Board of Director’s consideration to proxy investors and ask them to eliminate or extend the date of January 30, 2008, the date noted in the prospectus as the list or liquidation date.

What initiated the Board’s review of this issue were comments from a number of Financial Advisors who expressed the view that we might want to consider extending the date in order to work off as much of the front-end load as possible.

Following our conference call, many of you were kind enough to share your thoughts on the issue, and it appears the majority of people actually favor not changing the date. While the final decision of whether to proxy the investors clearly rests with the Board, I support your thinking to stick with the 2008 date and will recommend to them that we “stay the course” and not proxy the investors to change the date.

I really appreciate the fact that we can discuss important issues together and openly express our opinions, both pro and con. I’m grateful for you and your thoughts, and I hope that if you have any additional opinions regarding this issue, you will contact me or a member of your Wells sales team.

Thanks for your friendship and support.

Sincerely,

Leo F. Wells III

President

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE INVESTMENT TRUST, INC. (Registrant)

By:	/s/ Leo F. Wells, III
Leo F. Wells, III President

Date: June 25, 2003